              ANNEX C--REPORTS OF PETER J. SOLOMON COMPANY LIMITED

                                 PROJECT ELECTRO

                         SPECIAL COMMITTEE PRESENTATION

                                November 16, 1998

                            PETER J. SOLOMON COMPANY

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

  This presentation has been prepared by Peter J. Solomon Company Limited ("PJSC") from materials and information supplied (whether orally or in writing) by Zenith Electronics Corporation ("Zenith" or the "Company").

  This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company and certain potential strategic alternatives. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by Company management ("Management"). These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized. PJSC has not attempted to verify any such statements, estimates and projections, and as such, PJSC makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness or for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation.

  Except where otherwise indicated, this analysis speaks as of the date hereof. Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date.

  THIS REPORT HAS BEEN ISSUED FOR THE BENEFIT OF THE SPECIAL COMMITTEE OF THE COMPANY. IT IS NOT INTENDED TO BE USED, AND SHOULD NOT BE RELIED UPON, BY ANY OTHER PERSON.

  THIS REPORT IS CONFIDENTIAL AND SHOULD NOT, WITHOUT PRIOR WRITTEN CONSENT OF PJSC, BE COPIED OR MADE AVAILABLE TO ANY PERSON OTHER THAN THE DIRECTORS OF THE COMPANY.

  PJSC SHALL NOT HAVE LIABILITY, WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, TO ANY PERSON IN CONNECTION WITH THIS PRESENTATION.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                             TABLE OF CONTENTS

 TAB
 ---

   I. Going Concern Valuation..............................................
  II. Business Plan Comparison.............................................
 III. One-Time Adjustments.................................................
  IV. Domestic VSB Value Adjustments.......................................
   V. S-4 Plan Analysis....................................................
  VI. Liquidation Analysis.................................................

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS

GOING CONCERN IMPLIED EQUITY VALUATION UNDER S-4 PROPOSAL (11-12-98 BUSINESS
PLAN)
-------------------------------------------------------------------------------

(Dollars in Millions)

                     SUMMARY GOING CONCERN VALUATIONS

                                                    JULY 22    NOVEMBER 16
                                                  PRESENTATION PRESENTATION
                                                  VALUATION AT VALUATION AT
                                                   1/1/99 (A)   1/1/99 (B)
                                                  ------------ ------------

Enterprise Value (c).............................    $125.0       $125.0
VSB Technology Value.............................     180.0(d)     130.6(e)(i)
                                                     ======       ======
  Total Value....................................    $305.0       $255.6
REORGANIZED ELECTRO DEBT PER LG PROPOSAL
Working Capital Facility.........................    $ 84.5(f)    $ 68.2(g)(ii)
Indo Suez........................................       0.0         30.0
Restructured LG Notes (h)........................     148.7        118.8
Subordinated Debentures (h)......................      40.0         40.0
LGE New Credit Support...........................       0.0          0.0
                                                     ------       ------
  Total..........................................    $273.2       $257.0
                                                     ======       ======
Implied Equity of Reorganized Electro............    $ 31.8       $ (1.4)

-------------------------------------------------------------------------------

(a) Per Electro Business Plan, dated June 26, 1998. Reflected in Electro Board Presentation dated July 22, 1998.

(b) Per Electro Business Plan, dated November 12, 1998.

(c) Business plan adjusted to exclude projected VSB royalties. Enterprise value at 1/1/99 is based on a discounted cash flow analysis utilizing a terminal value derived by applying a multiple to LTM sales and values Tuner Patent cash flows separately. Sales multiple based on the low-end of an illustrative comparable company sales multiple range (see Electro Discounted Cash Flow Analysis).

(d) VSB valuation assumes a $2.50 PC royalty fee, 25.0% discount rate applied to Domestic royalty fee cash flows through 2011 and availability of Company NOLs to shelter VSB and operating cash flow. Excludes any potential value for International VSB royalties. Includes present value of Sony settlement per Electro management.

(e) VSB valuation assumes a $5.00 PC royalty fee, 25.0% discount rate applied to Domestic royalty fee cash flows, a 40.0% discount rate applied to International (Adopted) royalty fee cash flows and a 55.0% discount rate applied to International (Likely to Adopt) royalty fee cash flows through 2011 and availability of Company NOLs to shelter VSB and operating cash flow. Includes present value of Sony settlement per Electro management.

(f) Revolver balance based on average revolver balance for Q-3 1998 ($110.5MM), Q-4 1998 ($54.6MM), Q-1 1999 ($91.2MM) and Q-2 1999 ($81.7MM).

(g) Revolver balance based on average revolver balance for Q-1 1999 ($34.2MM), Q-2 1999 ($63.6MM), Q-3 1999 ($84.2MM) and Q-4 1999 ($90.8MM).

(h) Does not reflect accruals of unpaid interest, if any. Assumes par value. Market value may be lower.

-------------------------------------------------------------------------------

Comments:

(i) Reflects adjustments in projected Domestic PC market and addition of International VSB revenues.

(ii) Reflects debt balance reduction due to improvement in working capital.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO

                        I. GOING CONCERN ANALYSIS

ELECTRO DISCOUNTED CASH FLOW ANALYSIS (VALUE AT JANUARY 1, 1999)
-------------------------------------------------------------------------------

(Dollars in Millions)

 EBIT EXCLUDES VSB AND TUNER PATENT INCOME AND COSTS & EXPENSES (A)

                         PROJECTED FISCAL YEAR ENDED DECEMBER
                                         31,                          NORMALIZED
                         -------------------------------------------   TERMINAL
                          1999     2000     2001     2002     2003    CASH FLOW
                         ------   ------   ------   ------  --------  ----------

Net Revenue............. $876.1   $889.3   $935.1   $987.6  $1,018.3
 --% Growth.............   (9.3%)    1.5%     5.2%     5.6%      3.1%
Gross Margin %..........    8.4%     9.2%    10.4%    10.8%     11.3%
EBITDA..................  (30.1)   (16.1)     1.7     13.2      23.6
 --% of Revenues........   (3.4%)   (1.8%)    0.2%     1.3%      2.3%
EBIT....................  (36.2)   (19.3)    (1.9)     9.3      19.4
 --% of Sales...........   (4.1%)   (2.2%)   (0.2%)      1%        2%
AMT.....................    0.0      0.0      0.0      0.2       0.4
                         ------   ------   ------   ------  --------
Tax-Adjusted EBIT.......  (36.2)   (19.3)    (1.9)     9.1      19.0    $19.0
Depreciation and
 Amortization...........    6.1      3.2      3.6      3.9       4.2      4.2
Capital Expenditures....   (4.9)    (4.5)    (4.5)    (4.5)     (4.5)    (4.5)
Change in Working
 Capital................   10.7     17.0    (13.1)    (3.3)     (5.7)    (5.7)
Proceeds from Asset
 Sales..................   47.9      0.0      0.0      0.0       0.0      0.0
Restructuring Costs.....  (55.5)    (2.4)     0.0      0.0       0.0      0.0
                         ------   ------   ------   ------  --------    -----
Free Cash Flow.......... ($31.9)   ($6.0)  ($15.9)  $  5.2  $   13.0    $13.0
                         ======   ======   ======   ======  ========    =====
   Growth in Free Cash
    Flow................     NM       NM       NM       NM       150%

ILLUSTRATIVE SALES
MULTIPLE (B)                     12.5%                   15.0%                   17.5%

Discount Rate...........   12.0%   14.0%   16.0%   12.0%   14.0%   16.0%   12.0%   14.0%   16.0%
                             --------------------------------------------------------------------
Present Value of Free
 Cash Flow..............  ($33.9) ($33.5) ($33.1) ($33.9) ($33.5) ($33.1) ($33.9) ($33.5) ($33.1)
Present Value of
 Terminal Value.........    72.2    66.1    60.6    86.7    79.3    72.7   101.1    92.6    84.8
                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Total Terminal Value &
 Free Cash Flow Value...  $ 38.3  $ 32.6  $ 27.5  $ 52.8  $ 45.8  $ 39.7  $ 67.2  $ 59.1  $ 51.8

Discount Rate...........   18.0%   20.0%   22.0%   18.0%   20.0%   22.0%   18.0%   20.0%   22.0%
                             --------------------------------------------------------------------
Present Value of Tuner
 Patent (c).............  $ 70.5  $ 67.7  $ 65.0  $ 70.5  $ 67.7  $ 65.0  $ 70.5  $ 67.7  $ 65.0

Total Enterprise Value..  $108.9  $100.3  $ 92.6  $123.3  $113.5  $104.7  $137.8  $126.8  $116.8

                            Projected Fiscal Year Ended
                                   December 31,
                           ---------------------------------  NET PRESENT VALUE
                           1999   2000   2001   2002   2003   OF TUNER PATENT @
                           -----  -----  -----  -----  -----  -----------------

  Tuner Patent Cash Flows
   (a).................... $25.0  $25.0  $25.0  $25.0  $14.0  18.0% 20.0% 22.0%
                                                              ----- ----- -----
  Tuner Patent Costs and
   Expenses (d)...........  (0.2)  (0.2)  (0.2)  (0.2)  (0.2) $70.5 $67.7 $65.0
  Assumed Reduction (e)...   0.0    0.0    0.0   (3.0)  (1.5)
                           -----  -----  -----  -----  -----
  TUNER PATENT CASH FLOWS
   (INCL. REDUCTIONS)
   (C).................... $24.8  $24.8  $24.8  $21.8  $12.3

-------------------------------------------------------------------------------

Source: Electro 1998-2003 Business Plan dated November 12, 1998.

(a) Cash flow analysis excludes VSB and Tuner Patent income and certain R&D/engineering costs associated with these technology patents. VSB related costs include Licensing, Advanced Product Development, Transmission Technology, Broadcast Technology, Technology Adoption, Digital Business Development, Legal and R&D and Engineering. Electro EBIT includes approximately $2.0MM a year in royalties related to the use of the Zenith trademark and name deemed to be recurring, $1.5MM in international royalty income for Mexican and Canadian LG products and income from ELO Touch and other Accessories.

(b) Illustrative LTM sales multiple range is based on the lowest comparable company discounted at 50.0%-66.6%.

(c) Assumes Tuner Patent expires June 30, 2003 and a successful defense of patent in current litigation.

(d) Per Electro management.

(e) Assumed reduction Per Electro Management. Reflects settlement with Sony.

-------------------------------------------------------------------------------

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS

VSB VALUATION ASSUMING USE OF NOLS

(DOLLARS IN MILLIONS)

 VALUE AT JANUARY 1, 1999

                  1996 1997 1998 1999  2000   2001  2002  2003  2004  2005  2006  2007   2008   2009   2010    2011
                  ---- ---- ---- ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
 DOMESTIC
Aggregate
Royalty Income..  0.0  0.0  0.0   2.2   6.1   14.3  26.6  35.5  43.8  57.8  78.6  102.9  119.2  147.5  176.8   181.6
VSB Associated
Costs(a)........  0.0  0.0  0.0  (8.0) (8.0)  (8.0) (8.0) (8.0) (5.6) (3.9) (2.7)  (2.7)  (2.7)  (2.7)  (2.7)   (2.7)
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty
Income..........  0.0  0.0  0.0  (5.8) (1.9)   6.3  18.6  27.5  38.2  53.9  75.9  100.2  116.5  144.8  174.1   178.9
Unsheltered
Earnings........  0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0    0.0   82.2  117.8  147.1   178.9
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0    0.1   0.4   0.5   0.8   1.1   1.5    2.0   20.5   35.3   55.9    68.0
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY
INCOME..........  0.0  0.0  0.0  (5.8) (1.9)   6.1  18.2  26.9  37.5  52.8  74.4   98.2   95.9  109.5  118.2   110.9

 INTERNATIONAL ADOPTED
Aggregate
Royalty Income..  0.0  0.0  0.0   0.5   2.3    7.3  17.0  31.9  35.9  40.6  46.2   52.4   59.7   83.0   92.5   100.5
VSB Associated
Costs(a)........  0.0  0.0  0.0  (0.8) (2.1)  (2.1) (2.1) (2.1) (1.5) (1.0) (0.7)  (0.7)  (0.7)  (0.7)  (0.7)   (0.7)
Withholding(c)
11.0%...........  0.0  0.0  0.0   0.0  (0.0)  (0.6) (1.6) (3.3) (3.8) (4.4) (5.0)  (5.7)  (6.5)  (9.0) (10.1)  (11.0)
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty
Income..........  0.0  0.0  0.0  (0.3)  0.2    4.6  13.3  26.5  30.7  35.2  40.4   46.0   52.5   73.2   81.6    88.8
Unsheltered
Earnings........  0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0    0.0   52.5   73.2   81.6    88.8
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0    0.1   0.3   0.5   0.6   0.7   0.8    0.9   13.1   22.0   31.0    33.7
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY
INCOME..........  0.0  0.0  0.0  (0.3)  0.2    4.5  13.0  26.0  30.0  34.5  39.6   45.1   39.3   51.3   50.6    55.0

 INTERNATIONAL LIKELY TO ADOPT
Aggregate
Royalty Income..  0.0  0.0  0.0   0.0   0.0    2.9   7.7  33.1  40.0  48.6  59.2   72.4   88.8  120.0  148.2   183.7
VSB Associated
Costs(a)........  0.0  0.0  0.0  (1.2) (3.2)  (3.2) (3.2) (3.2) (2.2) (1.6) (1.1)  (1.1)  (1.1)  (1.1)  (1.1)   (1.1)
Withholding(c)
11.0%...........  0.0  0.0  0.0   0.0   0.0    0.0  (0.5) (3.3) (4.2) (5.2) (6.4)  (7.8)  (9.6) (13.1) (16.2)  (20.1)
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty
Income..........  0.0  0.0  0.0  (1.2) (3.2)  (0.3)  4.0  26.6  33.6  41.8  51.7   63.4   78.0  105.8  130.9   162.5
Unsheltered
Earnings........  0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0    0.0   78.0  105.8  130.9   162.5
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0   (0.0)  0.1   0.5   0.7   0.8   1.0    1.3   19.5   31.7   49.7    61.7
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY
INCOME..........  0.0  0.0  0.0  (1.2) (3.2)  (0.3)  3.9  26.1  33.0  41.0  50.7   62.2   58.5   74.0   81.2   100.7

-------------------------------------------------------------------------------

(a) Per Electro Management. Costs include Licensing, Advanced Product Development, Transmission Technology, Broadcast Technology, Technology Adoption, Digital Business Development, Legal and R&D and Engineering and Capital Expenditures. VSB costs are assumed to decrease by 30% in 2004, 2005 and 2006 and remain constant thereafter. In 1999 approximately 80.0% of the costs of VSB are allocated to Domestic VSB and 20.0% of the costs of VSB are allocated to International VSB. In years beyond 1999, 60.0% of the costs of VSB are allocated to Domestic VSB and 40.0% are allocated to International VSB. In all years, 40.0% of the International VSB costs are allocated to International Adopted countries and 60.0% are allocated to International Likely to Adopt countries.

(b) Per guidance from Arthur Andersen, the Valuation assumes the Company pays an AMT in the years after 2000. In the years in which the Company has available NOLs, it pays an effective AMT of 2.0%. In the years in which there is no available NOL, the Valuation assumes the Company pays an AMT adjusted, effective tax rate of 25.0% in 2008, 30.0% in 2009 and 38.0% thereafter. The Valuation assumes no foreign tax credits, but treats assumed foreign witholding as a deduction.

(c) The witholding tax rate is equal to the weighted average of the countries' treaty defined witholding rate. For those countries where there is no treaty defined rate, the country's internal witholding rate was used.
    Assumed witholding rates per Arthur Andersen.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS
                        -------------------------

VSB VALUATION ASSUMING USE OF NOLS

(DOLLARS IN MILLIONS)

                  1996    1997    1998    1999    2000    2001    2002     2003     2004     2005     2006     2007    2008    2009
                 ------  ------  ------  ------  ------  ------  ------   ------   ------   ------   ------   ------  ------  ------

Calculation of
Remaining
NOLs(a)
---------------
Pre-LG NOLs
(Year-End)(b).. $481.0  $481.0  $481.0  $473.8  $431.4  $344.1  $241.6  $ 211.0  $ 184.0  $ 157.0   $130.0  $103.0
Utilizable
Beginning......   27.0    54.0    81.0   108.0   135.0   162.0   181.8    166.4    106.1     30.6     27.0    27.0     27.0    27.0
Pre-LG NOLs
Utilized.......    0.0     0.0     0.0     0.0     0.0    (7.2)  (42.3)   (87.3)  (102.5)   (30.6)   (27.0)  (27.0)   (27.0)  (27.0)

               ------- ------- ------- ------- ------- ------- -------  -------  -------  -------  ------- -------  ------- -------
Utilizable End.   27.0    54.0    81.0   108.0   135.0   154.8   139.4     79.1      3.6      0.0      0.0     0.0      0.0     0.0
Post LG NOL
(beginning).... $354.6  $373.0  $407.3  $431.3  $431.3  $431.3  $431.3  $ 431.3  $ 330.9  $ 189.9   $  7.3  $  0.0
Post LG NOL
Utilized.......    0.0     0.0     0.0     0.0     0.0     0.0     0.0   (100.4)  (141.0)  (182.6)    (7.3)    0.0
NOL Generated..   18.4    34.3    24.0     0.0     0.0     0.0     0.0      0.0      0.0      0.0      0.0     0.0
               ------- ------- ------- ------- ------- ------- -------  -------  -------  -------  ------- -------
Post LG NOL
(ending)....... $373.0  $407.3  $431.3  $431.3  $431.3  $431.3  $431.3  $ 330.9  $ 189.9  $   7.3   $  0.0  $  0.0

                  2010   2011
                  ------ ----
Calculation of
Remaining
NOLs(a)
-----------------
Pre-LG NOLs
(Year-End)(b)...  $76.0  $0.0
Utilizable
Beginning.......   27.0   0.0
Pre-LG NOLs
Utilized........  (27.0)  0.0
                  ------ ----
Utilizable End..    0.0   0.0
Post LG NOL
(beginning).....  $ 0.0  $0.0
Post LG NOL
Utilized........    0.0   0.0
NOL Generated...    0.0   0.0
                  ------ ----
Post LG NOL
(ending)........  $ 0.0  $0.0

1998 Net Income...........  ($283.4)
Cancellation of Debt
Income(c).................    265.0
                            -------
1998 NOL..................  ($ 18.4)
1998 Net Income...........

 NET INCOME ADJUSTED FOR     1998     1999    2000    2001    2002    2003
           VSB              -------  ------  ------  ------  ------  ------
Business Plan EBIT........  ($105.1) ($16.7) $  4.1  $ 29.7  $ 53.2  $ 61.2
Domestic VSB Income (net
of costs).................      0.0    (5.8)   (1.9)    6.3    18.6    27.5
                            -------  ------  ------  ------  ------  ------
Business Plan EBIT (Excl.
VSB)......................   (105.1)  (10.9)    6.0    23.4    34.6    33.7
EBIT Differential.........      0.0     5.8     1.9    (6.3)  (18.6)  (27.5)
                            -------  ------  ------  ------  ------  ------
Incremental Debt..........      0.0    (5.8)   (7.7)   (1.5)   17.1    44.6
Incremental Interest
Expense @ 9.5%............      0.0    (0.3)   (0.6)   (0.4)    0.7     2.9
Business Plan Net
Income....................  ($283.4) ($33.1) ($21.6) $  2.5  $ 25.8  $ 37.1
                            -------  ------  ------  ------  ------  ------
New Net Income (Excl.
VSB)......................   (283.4)  (27.0)  (19.0)   (3.3)    6.4     6.7

                              1998     1999    2000    2001    2002    2003
    CALCULATION OF NOL       -------  ------  ------  ------  ------  ------
New Net Income (Excl.
VSB)......................   (283.4)  (27.0)  (19.0)   (3.3)    6.4     6.7
Net VSB royalty before
AMT
(Int'l and Domestic)......      0.0    (7.3)   (5.0)   10.6    35.9    80.6
                            -------  ------  ------  ------  ------  ------
Total Net Income..........   (283.4)  (34.3)  (24.0)    7.2    42.3    87.3
NOL
(Generated)/Utilized......      --    (34.3)  (24.0)    7.2    42.3    87.3

   TOTAL
  PRESENT           NET PRESENT VALUE OF
   VALUE          DOMESTIC VSB TECHNOLOGY @
    OF         -------------------------------
    VSB         25.0%   30.0%   35.0%   40.0%
TECHNOLOGY     ------- ------- ------- -------
 $130.6(d)     $94.0   $67.2   $48.9   $36.1

                      NET PRESENT VALUE OF
               INT'L (ADOPTED) VSB TECHNOLOGY @
               --------------------------------
                35.0%   40.0%   45.0%   50.0%
               ------- ------- ------- -------

                $33.6   $26.1   $20.6   $16.5

                     NET PRESENT VALUE OF
                 INT'L (LIKELY TO ADOPT) VSB
                         TECHNOLOGY @
               -------------------------------
                 45%     50%     55%     60%
               ------- ------- ------- -------

                $18.3   $13.8   $10.5   $8.1

-------------------------------------------------------------------------------

(a) Assumes that after 2003 NOLs are used exclusively to shelter VSB income.

(b) Source: Electro 1997 10-K. Utilizable at a maximum rate of $27MM per year up until 2010.

(c) Based on Arthur Andersen analysis and an assumed implied equity value of reorganized Electro.

(d) Assumes a 25.0% discount rate for Domestic VSB royalty fee income cash flow, a 40.0% discount rate for International (Adopted) VSB royalty fee income cash flows and a 55.0% discount rate for International (Likely to Adopt) VSB royalty fee income cash flows.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                       II. BUSINESS PLAN COMPARISON

                           (DOLLARS IN MILLIONS)

                                              FY ENDED DECEMBER 31,
                        BUSINESS                BUDGET PROJECTED
                          PLAN ----------------------------------------------------
                          DATE   1998    1999    2000    2001     2002      2003
INCOME STATEMENT ITEMS
SALES................... 11/12 $ 965.6  $876.1  $889.3  $935.1  $  987.6  $1,018.3
                          6/26   989.7   916.0   917.8   961.9   1,013.9   1,039.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($ 24.1) ($39.9) ($28.5) ($26.8) ($  26.3) ($  21.6)
                               =======  ======  ======  ======  ========  ========
GROSS MARGIN............ 11/12 $  72.2  $ 74.0  $ 81.7  $ 97.4  $  106.9  $  115.3
                          6/26    60.6    57.2    77.6    92.3     101.6     108.4
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $  11.6  $ 16.8  $  4.1  $  5.1  $    5.3  $    6.9
                               =======  ======  ======  ======  ========  ========
SELLING................. 11/12 $  78.0  $ 59.0  $ 65.9  $ 69.0  $   72.5  $   73.7
                          6/26    72.5    63.0    65.3    68.7      72.6      75.1
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   5.5  ($ 4.0) $  0.6  $  0.3  ($   0.1) ($   1.4)
                               =======  ======  ======  ======  ========  ========
G&A..................... 11/12 $  51.4  $ 46.9  $ 30.1  $ 26.5  $   22.5  $   20.8
                          6/26    45.2    34.4    26.3    24.8      25.4      25.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   6.2  $ 12.5  $  3.8  $  1.7  ($   2.9) ($   5.1)
                               =======  ======  ======  ======  ========  ========
R&D..................... 11/12 $  45.9  $ 11.2  $  8.7  $  8.1  $    7.5  $    7.0
                          6/26    38.4     7.6     4.3     4.4       4.4       4.6
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   7.5  $  3.6  $  4.4  $  3.7  $    3.1  $    2.4
                               =======  ======  ======  ======  ========  ========
OPERATING INCOME........ 11/12 ($103.1) ($43.1) ($23.0) ($ 6.2) $    4.4  $   13.8
                          6/26   (95.5)  (47.8)  (18.3)   (5.6)     (0.8)      2.8
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($  7.6) $  4.7  ($ 4.7) ($ 0.6) $    5.2      11.0
                               =======  ======  ======  ======  ========  ========
ROYALTY INCOME.......... 11/12 $   0.0  $  4.7  $  5.2  $  5.8  $    6.4  $    7.2
                          6/26     2.0     2.0     2.0     2.0       2.0       1.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($  2.0) $  2.7  $  3.2  $  3.8  $    4.4  $    5.3
                               =======  ======  ======  ======  ========  ========
OTHER EXPENSE (Income)
 (a).................... 11/12 ($  3.5) ($ 2.3) $  1.5  $  1.5  $    1.5  $    1.5
                          6/26     9.5     7.0     7.0     7.0       7.0       7.0
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($ 13.0) ($ 9.3) ($ 5.5) ($ 5.5) ($   5.5) ($   5.5)
                               =======  ======  ======  ======  ========  ========
EBIT.................... 11/12 ($ 99.6) ($36.2) ($19.3) ($ 1.9) $    9.3  $   19.4
                          6/26  (103.0)  (52.8)  (23.3)  (10.6)     (5.8)     (2.3)
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   3.4  $ 16.6  $  4.0  $  8.7  $   15.1      21.7
                               =======  ======  ======  ======  ========  ========

--------------------------------------------------------------------------------

(a) Other Expense in 1998 @ 6/26 excludes non-cash restructuring charge of $35.2MM

  Years 2000-2003 of 11/12 plan reflect bank financing fees. Per Electro management.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                         II. BUSINESS PLAN COMPARISON

                             (DOLLARS IN MILLIONS)

                                                     FY ENDED DECEMBER 31,
                                                       BUDGET PROJECTED
                           BUSINESS PLAN  ------ ----------------------------
                               DATE        1998  1999  2000  2001  2002  2003
                           -------------  ------ ----  ----  ----  ----  ----
CASH FLOW ITEMS

DEPRECIATION &
 AMORTIZATION........... 11/12 $  35.8  $  6.1  $  3.2  $  3.6  $  3.9  $ 4.2
                          6/26    35.7     9.1     2.8     3.3     3.7    4.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $   0.1  ($ 3.0) $  0.4  $  0.3  $  0.2    0.2
                               =======  ======  ======  ======  ======  =====
CAPITAL EXPENDITURES.... 11/12 ($ 99.8) ($ 4.9) ($ 4.5) ($ 4.5) ($ 4.5) ($4.5)
                          6/26   (13.2)   (4.5)   (4.5)   (4.5)   (4.5)  (4.5)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 86.6) ($ 0.4) $  0.0  $  0.0  $  0.0    0.0
                               =======  ======  ======  ======  ======  =====
CHANGE IN NET WORKING
 CAPITAL................ 11/12 ($  4.3) $ 10.7  $ 17.0  ($13.1) ($ 3.3) ($5.7)
                          6/26    16.8     1.6    36.0    (2.0)   (3.5)  (0.5)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 21.1) $  9.1  ($19.0) ($11.1) $  0.2   (5.2)
                               =======  ======  ======  ======  ======  =====
PROCEEDS FROM ASSET
 SALES.................. 11/12 $  70.3  $ 47.9  $  0.0  $  0.0  $  0.0  $ 0.0
                          6/26    31.9    93.2     0.0     0.0     0.0    0.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $  38.4  ($45.3) $  0.0  $  0.0  $  0.0    0.0
                               =======  ======  ======  ======  ======  =====
RESTRUCTURING COSTS..... 11/12 ($ 38.7) ($55.5) ($ 2.4) $  0.0  $  0.0  $ 0.0
                          6/26   (29.0)  (61.5)   (9.1)   (6.6)   (4.2)  (2.8)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($  9.7) $  6.0  $  6.7  $  6.6  $  4.2    2.8
                               =======  ======  ======  ======  ======  =====
TAXES................... 11/12 $   0.0  $  0.0  $  0.0  $  0.0  $  0.2  $ 0.4
                          6/26     0.0     0.0     0.0     0.0     0.0    0.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $   0.0  $  0.0  $  0.0  $  0.0  $  0.2  $ 0.4
                               =======  ======  ======  ======  ======  =====
FREE CASH FLOW (A)...... 11/12 ($136.3) ($31.9) ($ 6.0) ($15.9) $  5.2  $13.0
                          6/26   (60.8)  (14.9)    1.9   (20.4)  (14.3)  (6.1)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 75.5) ($17.0) ($ 7.9) $  4.5  $ 19.5  $19.1
                               =======  ======  ======  ======  ======  =====

--------------------------------------------------------------------------------

(a) Free cash flow defined as EBIT plus all cash flow items.

PETER J. SOLOMON COMPANY

                                PROJECT ELECTRO
--------------------------------------------------------------------------------

                         III. ONE-TIME ADJUSTMENTS

                                               VALUE ADJUSTMENT
                                               ----------------

 REDUCTION IN NWS SALE PROCEEDS       Projected sale proceeds have been reduced
                                      from *** to ***.  Sale is now being
                                      recognized in 1998 as opposed to Q1 1999.
 SALE OF GLENVIEW PROPERTY            6/26 Valuation assumed the sale of
                                      Glenview in Q1 1999. Sale occurred in
                                      October of 1998.
 SALE OF MELROSE PARK EQUIPMENT       6/26 Valuation assumed the sale of Melrose
                                      Park equipment in Q1 1999. Sale occurred
                                      in Q4 1998.
 VSB ADJUSTMENTS                      VSB Technology cash flows have been
                                      revised to reflect (i) updated input from
                                      Forrester Research in respect to Domestic
                                      VSB Technology and (ii) cash flow from
                                      international markets based upon report
                                      from GartnerConsulting.
 TAX ADJUSTMENTS                      Tax Treatment revised per discussions
                                      with Arthur Andersen to reflect impact of
                                      alternative minimum tax and foreign tax
                                      payments.
 TRADEMARK & DISTRIBUTION ADJUSTMENTS 6/26 Valuation assumed all warranty expenses against finished goods. Current
                                      Valuation assumes a reduction in Trademark
                                      & Distribution on account of warranty
                                      claims of $33.3MM discounted for 8
                                      quarters.
 LIQUIDATION PROCEEDS ADJUSTMENTS     Valuation assumes distribution of net
                                      liquidation proceeds will occur over the course of 2 to 4 years. Accordingly, a 10% discount rate was applied to aggregate net proceeds for 3 years.

PETER J. SOLOMON COMPANY

                                PROJECT ELECTRO
--------------------------------------------------------------------------------

                  IV. DOMESTIC VSB VALUE ADJUSTMENTS (A)

 TVS                     Percent digital has been reduced for 1999-2005 due to
                       higher than expected retail pricing and slower price reduction assumptions. Percent digital figures for 2006-2011 have been increased due to an anticipated erosion in the price disparity between analog and digital televisions.
 PCS                     The decrease in the percent using VSB for PCs reflects
                       the rapid transition to the low-end market in PCs and
                       the assumption that the low-end PC will not have VSB capability. Earlier more aggressive assumptions were predicated on the market power of the Wintel duopoly.
                       The Wintel duopoly's ability to dictate to the market
                       has not been demonstrated by recent market events. Notwithstanding the foregoing, there will still be a small market dominated by enthusiasts. Accordingly, the royalty rate assumed for PCs is $5.00.
 ADD-IN CARDS            Assumed market share is based on 200,000 add-in cards
                       being sold for analog televisions in the past year. Valuation assumes a $5.00 royalty rate for add-in cards.
 VIDEO RECORDERS/DVD-R   The reduction in percent digital in the
                       early years of VSB adoption reflects new market data which indicates that the majority of products sold in this group during that time period will be VCRs with lower VSB/digital penetration rates than will be experienced by the DVD-R product.
 DVD-P                   The increase in the DVD-P market size in the early
                       years reflects updated market data. The decrease in the market size in the later years reflects the new assumption that the price disparity between DVD-R and DVD-P will sufficiently erode to encourage a market shift to DVD-R.
 ATSC CONVERTERS         The decrease in total VSB demodulation in years 2009-
                       2011 reflects updated market data indicating a projected reduction in the number of analog televisions in use.

(a) All adjustments to Domestic VSB Valuation per Forrester Research, Inc.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                           V. S-4 PROPOSAL ANALYSIS

ANALYSIS OF S-4 PROPOSAL (BASED ON 11-12-98 BUSINESS PLAN)
--------------------------------------------------------------------------------

                         ESTIMATED
                           CLAIM
                          AMOUNT
                         12/31/98        PROPOSED TREATMENT UNDER S-4 PROPOSAL          $ RECOVERY     % RECOVERY
                         ---------       -------------------------------------          ----------     ----------
CITIBANK SECURED DEBT
 (A)....................  $ 68.2                        $125.0                                $68.2    100.0%
LG CLAIMS AND INTERESTS
 SECURED
                        --------
 Secured Guarantee of
  Demand Notes..........    72.0
 Secured Guarantee of
  Leveraged Lease (b)...    33.7
 Direct Loans...........    45.0
                          ------
   Subtotal.............  $150.7   Exchanged for (i) $118.8 in restructured                    Secured   100.0%
SENIOR UNSECURED                   Notes (c), (ii) 100.0% of the equity of                  $159.2 (d)
 LG Extended Payable....   140.0   reorganized Zenith, (iii) ownership of             Senior Unsecured     6.1%
GENERAL UNSECURED                  Reynosa plant ($32.4MM credit against claims),
 Leveraged Lease                   (iv) $8.0 in leverage lease equipment retained by
  Deficiency Claim......    56.4   LG and (v) general release.                       General Unsecured     0.0%
 Service Fees...........    10.5
 Guarantee Fees.........     1.6
                          ------
   Subtotal.............    68.5
                          ------
 Total LG Claims........  $359.2
                        --------
 GENERAL UNSECURED
  CLAIMS
                        --------
 General Unsecured
  (Trade)...............    55.8   Unimpaired.......................................             $55.8   100.0%
 General Unsecured
  (Accruals)............   122.4                                                                $122.4   100.0%
                        --------
 Indo Suez..............    30.0   Modified Terms...................................             $30.0   100.0%
 6 1/4 Subordinated
  Convertible                      $40.0 million new 6 1/4% subordinated
  Debentures (f)........   105.1    debentures due 2010.............................          $40.0(e)    38.1%
 Common Equity..........      NA   Cancelled........................................

--------------------------------------------------------------------------------

(a) S-4 Proposal assumes $125.0 million working capital facility.

(b) Represents the amount paid by LGE to purchase claims, not legal contract amount. Claim amount at appraised value of equipment, per Electro management. Excludes impact, if any, of sale of certain Melrose Park equipment to Philips.

(c) Assumes treatment of Indo Suez obligations consistent with other guaranteed demand obligations. Trading value may be lower.

(d) Excludes value of release, if any. Assumes an equity value of $0.0 million at 12/31/98.

(e) Assumes face value. Trading value may be lower.

(f) Principal amount plus assumed accrued interest at 12/31/98.

PETER J. SOLOMON COMPANY

                                PROJECT ELECTRO
-------------------------------------------------------------------------------

                           VI. LIQUIDATION ANALYSIS

-------------------------------------------------------------------------------

(DOLLARS IN MILLIONS)

                                           ESTIMATED               ESTIMATED
                                           VALUE AT  ESTIMATED   ASSET RECOVERY
                                            1/99 (A) % RECOVERY FROM LIQUIDATION
                                           --------- ---------- ----------------

ASSETS
MARKETABLE ASSETS
  VSB Technology (tax-affected) (b).......                           $ 39.4
  Trademark & Distribution (c)............                             12.1
  Tuner Patent (d)........................                             38.0
  Other Intangibles (e)...................                              0.7
  Flat Tension Mask (e)...................                              2.1
CURRENT ASSETS
  Cash....................................  $  0.0     100.0%           0.0
  Accounts Receivable (f).................   158.3      65.0%         102.9
  Inventories (g).........................
    Finished Goods........................    43.1      75.0%          32.3
  Less: Warranty (i)......................                             (0.4)
                                                                     ------
    Net Finished Goods....................                             31.9
    Work in Process.......................    10.5       5.0%           0.5
    Raw Materials.........................    24.4      20.0%           4.9
FIXED ASSETS
  Real Estate (h).........................
    Domestic..............................                              4.4
    Mexican (j)...........................                              0.0
  Furniture, Fixture and Equipment (h)....
    Domestic (k)..........................                             13.4
    Mexican (j)...........................                             18.9
                                                                     ------
      Gross Asset Recovery................                           $269.3
                                                                     ======

-------------------------------------------------------------------------------

Note: Excludes "Other Assets" which represents the book gain on sale of certain assets.

(a) All estimated values subject to substantial due diligence and review.

(b) Represents present value discounted to 1/1/99. Assumes 38.0% tax rate. Value assumes a 35.0% discount rate for Domestic VSB, a 50% discount rate for International (Adopted) VSB and zero value for International (Likely to Adopt VSB) and royalty rates lower than the Company base case. Reflects decrease in income related to Sony and cross licenses.

(c) Assumes liquidation will result in a 50.0% decrease in market share to 5.0%, a 2.0% market share contraction, a 25 million domestic television market, a $300/television unit price, and a discount rate equal to the historical weighted average cost of capital of the comparable company's and the majority shareholder's internal cost of capital of 12.0% and an incremental tax rate of 38.0% also includes a reduction of $33.3 million in warranty expenses discounted over 8 quarters at 12.0%.

(d) Tuner Patent cash flows are net of cost and expenses associated with them and assume settlement with Sony. Cash flows are tax affected at 38.0% and are discounted at 25.0%.

(e) Per Company senior patent counsel. Other intangibles relates primarily to touch-screen technology. Represents 50.0% of management's estimate of fair market value.

(f) Excludes receivables on account of sale of equipment to Philips.

(g) Estimated value at 1/1/99 net of reserves per Electro management.

(h) Estimated value at 1/1/99 per Electro management.

(i) Per Electro management. Payment assumed to be necessary to achieve liquidation value. Includes future warranty claims associated with net finished goods in inventory.

(j) Mexican real estate and furniture, fixture and equipment have been reduced by $38.8MM in Mexican claims per Electro management. Real estate has been reduced first.

(k) Does not reflect pending sale of certain equipment from Melrose Park to Philips. Accordingly, actual recoveries may be lower.

PETER J. SOLOMON COMPANY

                                PROJECT ELECTRO
-------------------------------------------------------------------------------

                           VI. LIQUIDATION ANALYSIS

-------------------------------------------------------------------------------

(DOLLARS IN MILLIONS)

GROSS ASSET RECOVERY...............................            $269.3
LESS: LIQUIDATION EXPENSES, & ADMINISTRATIVE AND
 PRIORITY TAX CLAIMS
Administrative Costs
--------------------
  Professional Fees(a).............................            $ 24.0
  Corporate Overhead(b)............................              24.8
  Trustee Fees(c)..................................               4.7
  Brokerage Fees(d)................................              10.1
  Wind Down Costs(e)...............................               5.6
  WARN Act(b)......................................              21.0
  Environmental(b).................................              23.8
                                                               ------
    Subtotal.......................................             113.9
                                                               ------
AGGREGATE NET PROCEEDS.............................            $155.3
LIQUIDATION PROCEEDS AVAILABLE FOR DISTRBUTION(F)..            $116.7

                                                     CLAIM            % RECOVERY
                                                     ------           ----------

SECURED DEBT
  Citibank.........................................  $ 26.9(g) $ 26.9   100.0%
Proceeds available for secured creditors after
 Citibank..........................................            $ 89.8
  LG Guarantee of Demand Notes.....................   102.0      57.0    55.9%
  LG Guarantee of Leveraged Lease..................    13.6(h)    7.6    55.9%
  LG Direct Loans..................................    45.0      25.2    55.9%
                                                     ------    ------
Total Secured Debt.................................  $187.5    $116.7
                                                     ======    ======
Liquidation Proceeds Available for Priority Claims and
 Unsecured Creditors and Equity...........................     $  0.0

-------------------------------------------------------------------------------

(a) Assumes 4 year liquidation. Assumes fees of $2.0MM each month the first 6 months, $1.5MM for each of the next 6 months, $1.2MM for the entire second year, $1.2MM for the entire third year, and $.6MM for the fourth and final year.

(b) Per Electro management.

(c) Assumed as 3.0% of net liquidation proceeds.

(d) Brokerage fees assume 6.0% of gross asset recovery excluding Accounts Receivables and Inventory. Includes $38.8MM on account of Mexican Real Estate and Furniture, Fixture and Equipment sold to offset Mexican priority claims.

(e) Real estate taxes plus on-site security and wind down teams at each location during an average twelve month disposition period.

(f) Assumes distribution of net proceeds of asset sales will occur over the course of 2 to 4 years. Accordingly, a 10.0% discount rate was applied for three years.

(g) Revolver balance based on the 12/31/98 balance plus Q4 cash restructuring costs including Melrose Park idle costs ($6.3MM), engineering severance ($2.5MM) and Q4 professional fees ($5.1MM).

(h) Secured claim reflecting LG's guarantee of the leveraged lease equals the value of the leveraged lease equipment in a liquidation per Greenwich Industrial. Any deficiency claim is treated as unsecured.